Exhibit 12.1

DINEEQUITY, INC.

Computation of Consolidated Leverage Ratio and Cash Interest Coverage Ratio

Trailing Twelve Months Ended June 30, 2011

Consolidated Leverage Ratio Calculation:
Financial Covenant Debt(1)	$1,859,382
Consolidated EBITDA(1)	333,458
Leverage Ratio	5.6
Consolidated Interest Coverage Ratio Calculation:
Consolidated EBITDA(1)	$333,458
Consolidated Cash Interest Charges(1)	144,453
Interest Coverage Ratio	2.3

(1)          Definitions of all components used in calculating the above ratios are found in the Credit Agreement, dated October 8, 2010, filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 21, 2010.